Exhibit 99.1

Leidos Holdings, Inc. Reports Fourth Quarter and Full Fiscal Year 2015 Results

- Revenues: $1.17 billion for fourth quarter; $5.06 billion for fiscal year
- Diluted Earnings per Share from Continuing Operations: $0.35 for fourth quarter; Diluted Loss per Share from Continuing Operations: $4.46 for fiscal year
- Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.69 for fourth quarter; $2.56 for fiscal year
- Cash Flows Provided by Operating Activities from Continuing Operations: $102 million for fourth quarter; $396 million for fiscal year
- CEO Roger Krone appointed Chairman of the Board

RESTON, Va., March 25, 2015 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the fourth quarter and fiscal year 2015, which ended January 30, 2015.
Roger Krone, newly appointed Leidos Chairman and Chief Executive Officer ("CEO"), commented: “Today we reported another quarter of strong cash flow from operations, more than $100M, by continuing to drive efficiencies in our working capital. We also generated more than anticipated earnings per share from continuing operations during the quarter, on a non-GAAP fully diluted basis, driven by operational performance and tax benefits recognized during the period. For the full year, operating cash flow approached $400 million, nearly twice our non-GAAP net income from continuing operations, and we were able to increase non-GAAP diluted earnings per share from continuing operations from the prior year, despite continued, albeit moderating revenue declines. These results reflect solid operational performance. I am confident that our continued performance, combined with our ongoing portfolio shaping, cost reduction and business development efforts, will help us achieve greater success. Our recent selection by the UK Ministry of Defence as the preferred bidder to manage their Logistic Commodities and Services Transformation program demonstrates the level of confidence our customers have in Leidos, and I am proud of the Company’s employees for this win, and the others that will follow.”
Fourth Quarter Summary Results
Revenues for the fourth quarter of fiscal year 2015 were $1.17 billion, reflecting a revenue contraction of 9 percent, compared to $1.29 billion in the prior year.
Operating income from continuing operations for the fourth quarter was $37 million compared to $81 million in the prior year. This quarter includes a non-cash asset impairment charge of $40 million, related to entering into a definitive agreement with Greenleaf Power Consolidated, LLC for the sale of the Plainfield biomass power plant that is below the Company's carrying value. The sale is subject to customary closing conditions and regulatory approval and is expected to occur later in 2015.
Diluted earnings per share from continuing operations for the fourth quarter was $0.35 compared to $0.56 in the prior year. Non-GAAP diluted earnings per share from continuing operations for the fourth quarter of fiscal year 2015 was $0.69 compared to $0.70 in the prior year. The diluted share count for the quarter was 75 million, down 11 percent from 84 million in the prior year primarily due to shares repurchased under the Company's accelerated stock repurchase program.

Fourth Quarter Segment Operating Results

	Three Months Ended
	January 30, 2015	January 31, 2014	Revenue (Contraction) Growth
	(in millions)
Revenues:
National Security Solutions	$819	$942	(13)%
Health and Engineering	359	350	3%
Corporate and Other	(9)	(1)	NM
Total	$1,169	$1,291	(9)%

			Operating Margin
Operating income (loss):			2015	2014
National Security Solutions	$59	$83	7.2%	8.8%
Health and Engineering	(17)	18	(4.7)%	5.1%
Corporate and Other	(5)	(20)	NM	NM
Total	$37	$81	3.2%	6.3%

NM - Not meaningful
National Security Solutions
National Security Solutions revenues for the fourth quarter of fiscal year 2015 decreased $123 million, or 13 percent, compared to the prior year. The revenue contraction was primarily attributable to contract activities tied to the drawdown of overseas U.S. military forces, reductions in defense and U.S. Government spending resulting from sequestration and budget cuts, and higher competition resulting in lower contract awards.
National Security Solutions operating income margin for the fourth quarter was 7.2 percent, down from 8.8 percent in the prior year primarily due to a decrease in net favorable changes in contract estimates from the prior year and facilities exit costs.
Health and Engineering
Health and Engineering revenues for the fourth quarter of fiscal year 2015 increased $9 million, or 3 percent, compared to the prior year. The revenue growth reflects increased sales in the engineering and the federal health businesses, which were partially offset by lower sales in the commercial health business.
Health and Engineering operating loss for the fourth quarter was $17 million compared to operating income of $18 million in the prior year. This quarter includes a $40 million asset impairment charge attributed to the Plainfield biomass power plant, associated with the value contemplated in the definitive sales agreement with Greenleaf Power Consolidated, LLC.
Corporate and Other
Corporate and Other segment operating loss was $5 million for the fourth quarter of fiscal year 2015 compared to $20 million in the prior year. This quarter includes a favorable insurance settlement of $15 million. The prior year includes separation transaction and restructuring expenses of $7 million.

Fiscal Year 2015 Summary Results
Revenues for fiscal year 2015 were $5.06 billion, reflecting a revenue contraction of 12 percent, compared to $5.76 billion in the prior year.
Operating loss from continuing operations for fiscal year 2015 was $214 million, down from operating income from continuing operations of $163 million in the prior year. This year includes $486 million of goodwill impairment charges, $41 million of intangible asset impairment charges and $40 million of a tangible asset impairment charge. The prior year includes $65 million of separation transaction and restructuring expenses, $51 million of intangible asset impairment charges, $44 million of bad debt expense primarily related to receivables for two energy design-build construction projects, and $35 million of infrastructure costs related to the spin-off of the Company's former technical services and enterprise IT business.
Diluted loss per share from continuing operations for fiscal year 2015 was $4.46, reflecting the impairment charges discussed above, compared to diluted earnings per share of $0.98 for the prior year. Non-GAAP diluted earnings per share from continuing operations for fiscal year 2015 was $2.56 compared to $2.36 in the prior year. The GAAP and non-GAAP diluted share count for fiscal year 2015 was 74 million and 75 million, down 11 percent and 10 percent, respectively, from 83 million in the prior year primarily due to shares repurchased under the Company's accelerated stock repurchase program.
Cash Generation and Capital Deployment
Cash flow provided by operating activities of continuing operations for the fourth quarter of fiscal year 2015 was $102 million. Cash flows used in financing activities for the fourth quarter was $96 million which includes $73 million for the repurchase of debt and cash dividends of $23 million, or $0.32 per share. On March 20, 2015, the Company's Board of Directors declared a quarterly cash dividend of $0.32 per share payable on April 30, 2015 to stockholders of record as of the close of business on April 15, 2015. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Cash flow provided by operating activities of continuing operations for fiscal year 2015 was $396 million, up from $191 million in fiscal year 2014. Cash flow benefited in fiscal year 2015 from the decrease in days sales outstanding to 70 days compared to 76 for the prior year.
As of January 30, 2015, the Company had $443 million in cash and cash equivalents and $1.2 billion in long-term debt.
New Business Awards
New business bookings totaled $0.6 billion in the fourth quarter of fiscal year 2015 and $3.56 billion for the fiscal year, representing a book-to-bill ratio of 0.54 and 0.70 for the fourth quarter and fiscal year, respectively.
Notable recent awards received include:

•
Intelligence Community: The Company was awarded contracts valued at $237 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•
North Atlantic Treaty Organization: The Company was awarded a prime contract by the North Atlantic Treaty Organization Communications and Information Agency (NATO) to provide systems engineering and integration support for the Ballistic Missile Defense Programme Office. The single-award firm-fixed-price contract has a four-year base period of performance, two one-year options plus one seven-month option, and a total contract value of $77 million, if all options are exercised.

•
U.S. Army: The Company was awarded a task order by the U.S. Army to provide mission support services to the Communications-Electronics Research, Development and Engineering Center Prototyping Integration and Testing Directorate. The single-award time and materials task order has a one-year base period of performance, four one-year options, and a total contract value of approximately $46 million, if all options are exercised.

•
General Services Administration: The Company was awarded the Consolidated Schedule prime contract by the General Services Administration to provide a wide range of professional services. The Leidos Consolidated Schedule provides a streamlined approach to fulfilling requirements that fall within the scope of more than one schedule for acquiring a total solution, including Mission Oriented Business Integrated Services, Professional Engineering Services, and Logistics Services. This multiple award, indefinite-delivery/indefinite-quantity contract has a five-year base period of performance, and three five-year options. There is no dollar ceiling limit on this flexible contract vehicle.

•
Trinity Health: The Company was awarded a prime contract by Trinity Health for Managed Security Services. The Company will provide vulnerability scanning and continuous monitoring and management of critical information technology assets within Trinity Health's infrastructure. The work combines the Company’s cybersecurity expertise and deep knowledge of healthcare IT to create a solution that mitigates the risk of potential and undetected security threats in a fully-integrated healthcare IT system.

•	International Customer: The Company was awarded a prime contract by an international customer to provide security products maintenance services.
The Company’s backlog of signed business orders at the end of fiscal year 2015 was $7.8 billion, of which $2.7 billion was funded.  As compared to the end of fiscal year 2014, total backlog decreased 16 percent and funded backlog decreased 11 percent. Backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.
Fiscal Year Change

On March 20, 2015, the Company's Board of Directors approved a change in the Company's fiscal year-end from the Friday nearest the end of January to the Friday nearest the end of December, effective beginning with calendar year 2015. This change does not impact our current fiscal year (fiscal year 2015), which ended January 30, 2015. However, calendar year 2015 will be shortened from 12 months to 11 months and end on January 1, 2016.
The Company intends to file its quarterly reports on Form 10-Q based on the new calendar year end beginning with the first quarter of calendar year 2015, with quarterly Form 10-Q periods ending on the Friday nearest the end of March, June, and September. The Company also currently plans to report the first quarter of calendar year 2015 as a three month period which will include the results of the last month of fiscal year 2015. As such our Quarterly Report on Form 10-Q for the first quarter of calendar year 2015 would be for the three months ending April 3, 2015. Furthermore, the Company will file its Annual Report on Form 10-K for calendar year 2015 as its transition report, which will cover the 11 month period ending on January 1, 2016.

Calendar quarterly periods for 2015 are:

Fiscal Period	Reporting Period
First Calendar Quarter	January 3, 2015 to April 3, 2015
Second Calendar Quarter	April 4, 2015 to July 3, 2015
Third Calendar Quarter	July 4, 2015 to October 2, 2015
Fourth Calendar Quarter	October 3, 2015 to January 1, 2016
Calendar Year 2015 (Transition Period)	January 31, 2015 to January 1, 2016
Chair of the Board

On March 20, 2015, the Company's Board of Directors designated CEO Roger A. Krone to serve as Chair of the Board, succeeding former CEO John P. Jumper in that role. Mr. Jumper will continue to serve as a member of the Board. Lawrence C. Nussdorf continues to serve as the Company's Lead Independent Director.

Forward Guidance
The Company's outlook for calendar year 2015 is being presented based on a 12 month period from January 3, 2015 to January 1, 2016 as follows:

•	Revenues of $4.6 billion to $5.0 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.20 to $2.45; and

•	Cash flows provided by operating activities from continuing operations of at or above $200 million.
Calendar year 2015 guidance excludes the impact of potential future acquisitions, divestitures, and other non-ordinary course items.
Key Performance Indicators and Non-GAAP Financial Measures
Management reviews key performance indicators including revenue, segment operating margins, diluted earnings per share from continuing operations, cash flows from continuing operations and backlog, among other metrics on a regular basis. Of these metrics, there are certain metrics that are not measures of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for operating income or diluted earnings per share as determined in accordance with GAAP. These non-GAAP measures provide useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and are considered important financial measures by management and investors. We consider non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income from continuing operations, adjusted to exclude the impact of discrete events such as separation transaction expenses, restructuring expenses, write-downs, gains and losses on sales of businesses, and impairments.
Conference Call Information

Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern on March 25, 2015. Analysts and institutional investors may participate by dialing +1 (877) 377-7103 (U.S. dail-in) or +1 (408) 940-3826 (international dial-in) and entering passcode 89668189.

A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http:ir.leidos.com).

After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (855) 859-2056 (toll-free U.S.) or +1 (404) 537-3406 (international) and entering passcode 89668189.
About Leidos
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 19,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes and defend our Nation's digital and physical infrastructure from 'new world' threats. Leidos is headquartered in Reston, Virginia with employees located worldwide. For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; our ability to timely complete the divestiture of the Plainfield Renewable Energy project; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with the September 2013 spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, or a failure to realize the expected benefits of the September 2013 spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.leidos.com.
All information in this release is as of March 25, 2015. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Kelly P. Hernandez
571.526.6404
Kelly.P.Hernandez@leidos.com

Media Relations:
Melissa Koskovich
571.526.6851
Melissa.I.Koskovich@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Year Ended
	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
Revenues	$1,169	$1,291	$5,063	$5,755
Costs and expenses:
Cost of revenues	1,017	1,107	4,392	4,992
Selling, general and administrative expenses	71	97	310	440
Bad debt expense	2	(1)	5	44
Goodwill impairment charges	—	—	486	—
Asset impairment charges	40	—	81	51
Separation transaction and restructuring expenses	2	7	3	65
Operating income (loss)	37	81	(214)	163
Non-operating income (expense):
Interest income	—	—	1	15
Interest expense	(17)	(23)	(75)	(82)
Other income (expense), net	4	(11)	5	(8)
Income (loss) from continuing operations before income taxes	24	47	(283)	88
Income tax benefit (expense)	2	—	(47)	(4)
Income (loss) from continuing operations	26	47	(330)	84
Discontinued operations (Note 2):
(Loss) income from discontinued operations before income taxes	(1)	(4)	(13)	140
Income tax benefit (expense)	19	1	20	(60)
Income (loss) from discontinued operations	18	(3)	7	80
Net income (loss)	$44	$44	$(323)	$164
Earnings (loss) per share (EPS):
Income (loss) from continuing operations	$26	$47	$(330)	$84
Less: earnings allocated to participating securities	—	—	—	(3)
Income (loss) from continuing operations, for computing EPS	$26	$47	$(330)	$81
Net income (loss), as reported	$44	$44	$(323)	$164
Less: earnings allocated to participating securities	—	—	—	(3)
Net income (loss) for computing EPS	$44	$44	$(323)	$161
Basic:
Income (loss) from continuing operations	$0.36	$0.57	$(4.46)	$0.98
Income (loss) from discontinued operations	0.24	(0.03)	0.10	0.96
	$0.60	$0.54	$(4.36)	$1.94
Diluted:
Income (loss) from continuing operations	$0.35	$0.56	$(4.46)	$0.98
Income (loss) from discontinued operations	0.24	(0.04)	0.10	0.96
	$0.59	$0.52	$(4.36)	$1.94
Cash dividends declared per share	$0.32	$0.32	$1.28	$5.60
Weighted average number of common shares outstanding:
Basic	73	82	74	83
Diluted	75	84	74	83

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	January 30, 2015	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$443	$430
Receivables, net	896	1,082
Inventory, prepaid expenses and other current assets	273	256
Assets of discontinued operations	6	39
Total current assets	1,618	1,807
Property, plant and equipment, net	308	482
Intangible assets, net	37	93
Goodwill	1,207	1,693
Deferred income taxes	14	15
Other assets	97	72
	$3,281	$4,162
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$675	$716
Accrued payroll and employee benefits	264	285
Notes payable and long-term debt, current portion	2	2
Liabilities of discontinued operations	10	6
Total current liabilities	951	1,009
Notes payable and long-term debt, net of current portion	1,164	1,331
Other long-term liabilities	168	227
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at January 30, 2015 and January 31, 2014	—	—
Common stock, $.0001 par value, 500 million shares authorized, 74 million and 80 million shares issued and outstanding at January 30, 2015 and January 31, 2014, respectively	—	—
Additional paid-in capital	1,433	1,576
Accumulated (deficit) earnings	(424)	25
Accumulated other comprehensive loss	(11)	(6)
Total stockholders’ equity	998	1,595
	$3,281	$4,162

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Year Ended
	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
Cash flows from operating activities of continuing operations:
Net income (loss)	$44	$44	$(323)	$164
(Income) loss from discontinued operations	(18)	3	(7)	(80)
Adjustments to reconcile net income (loss) to net cash provided by continuing operations:
Depreciation and amortization	12	16	62	80
Stock-based compensation	9	12	42	55
Goodwill impairment charges	—	—	486	—
Asset impairment charges	40	—	81	51
Bad debt expense	2	(1)	5	44
Restructuring charges, net	2	(1)	3	17
Other	(3)	5	—	2
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	133	73	162	(69)
Inventory, prepaid expenses and other current assets	(8)	29	(12)	44
Income taxes receivable/payable	(71)	56	(87)	54
Deferred income taxes	10	(58)	56	(38)
Other assets	4	15	2	18
Accounts payable and accrued liabilities	(32)	(80)	(43)	(87)
Accrued payroll and employee benefits	(24)	(20)	(21)	(66)
Other long-term liabilities	2	16	(10)	2
Total cash flows provided by operating activities of continuing operations	102	109	396	191
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(3)	(22)	(29)	(53)
Acquisitions of businesses	—	(2)	—	(3)
Proceeds from sale of assets	—	—	—	65
Proceeds from U.S. Treasury cash grant	—	—	80	—
Net proceeds of cost method investments	—	—	—	12
Dividend received from the separation of New SAIC	—	—	—	295
Contribution paid related to the separation of New SAIC	—	—	—	(26)
Other	—	9	—	7
Total cash flows (used in) provided by investing activities of continuing operations	(3)	(15)	51	297
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(73)	(151)	(177)	(152)
Payments for deferred financing costs	—	—	—	(5)
Payment from New SAIC for deferred financing costs	—	—	—	5
Proceeds from real estate financing transaction	—	—	—	38
Proceeds from debt issuance	—	—	—	500
Distribution of debt to New SAIC	—	—	—	(500)

	Three Months Ended		Year Ended
	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
Sales of stock and exercises of stock options	1	2	7	13
Repurchases of stock	(2)	(302)	(215)	(319)
Dividend payments	(23)	(25)	(95)	(477)
Other	1	1	2	3
Total cash flows used in financing activities of continuing operations	(96)	(475)	(478)	(894)
Increase (decrease) in cash and cash equivalents from continuing operations	3	(381)	(31)	(406)
Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	20	(3)	15	118
Cash provided by (used in) investing activities of discontinued operations	2	—	29	(17)
Increase (decrease) in cash and cash equivalents from discontinued operations	22	(3)	44	101
Total increase (decrease) increase in cash and cash equivalents	25	(384)	13	(305)
Cash and cash equivalents at beginning of year	418	814	430	735
Cash and cash equivalents at end of year	$443	$430	$443	$430

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Year Ended
	January 30, 2015	January 31, 2014	Revenue Contraction
Revenues:
National Security Solutions	$3,594	$4,049	(11)%
Health and Engineering	1,485	1,718	(14)%
Corporate and Other	(16)	(9)	NM
Intersegment Elimination	—	(3)	NM
Total	$5,063	$5,755	(12)%

			Operating Margin
Operating income (loss):			2015	2014
National Security Solutions	$286	$292	8.0%	7.2%
Health and Engineering	(472)	20	(31.8)%	1.2%
Corporate and Other	(28)	(149)	NM	NM
Total	$(214)	$163	(4.2)%	2.8%

NM - Not meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested. Leidos Holdings, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which Leidos Holdings, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	January 30, 2015	January 31, 2014
National Security Solutions:
Funded backlog	$1,596	$1,854
Negotiated unfunded backlog	4,491	5,604
Total National Security Solutions backlog	$6,087	$7,458
Health and Engineering:
Funded backlog	$1,061	$1,144
Negotiated unfunded backlog	645	694
Total Health and Engineering backlog	$1,706	$1,838
Total:
Funded backlog	$2,657	$2,998
Negotiated unfunded backlog	5,136	6,298
Total backlog	$7,793	$9,296

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
In this release, Leidos Holdings, Inc. refers to non-GAAP diluted earnings per share from continuing operations, which is not a measure of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for operating income or diluted earnings per share as determined in accordance with GAAP. Non-GAAP diluted earnings per share from continuing operations provides useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and is considered an important financial measure by management and investors. Non-GAAP diluted earnings per share is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Leidos Holdings, Inc.'s consolidated financial statements prepared in accordance with GAAP. The Company considers non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income (loss) from continuing operations, adjusted to exclude the impact of discrete events such as separation transaction expenses, restructuring expenses, write-downs, gains and losses on sales of businesses, and impairments.
Non-GAAP diluted earnings per share from continuing operations adjusts diluted earnings (loss) per share from continuing operations for the following discrete items:

•
Goodwill and intangible asset impairment charges - This adjustment represents impairments of goodwill and long-lived intangible assets due to changes in actual performance against performance projected when the goodwill and long-lived intangible assets were acquired.

•
Separation transaction and restructuring charges - This adjustment represents costs for strategic advisory services, legal and accounting services, lease termination and facility consolidation, and severance costs associated with the Company's September 2013 spin-off of it's former technical services and enterprise IT business.

•
Impact of Plainfield - This adjustment represents the write-down taken as part of cancelling accounts receivable in exchange for the asset of the Plainfield biomass power plant ("Plainfield") and estimate-at-completion adjustments related to the Plainfield construction project prior to the Company's acquisition of Plainfield in October 2013. Subsequent to October 2013, this adjustment represents Plainfield refinancing charges incurred in the fourth quarter of fiscal year 2014, impairment of an intangible asset in the third quarter of fiscal year 2015 attributed to changes in the fuel supply strategy, and an impairment of long-lived tangible asset in the fourth quarter of fiscal year 2015 related to entering into a definitive agreement for the sale of Plainfield.

	Three Months Ended		Year Ended
	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
GAAP income (loss) from continuing operations	$26	$47	$(330)	$84
Goodwill impairment charges	—	—	486	—
Intangible asset impairment charges	—	—	38	51
Separation transaction and restructuring expenses	2	7	3	65
Impact of Plainfield	40	12	43	61
Total non-GAAP adjustments	42	19	570	177
Adjustment to the income tax provision to reflect non-GAAP adjustments*	(16)	(7)	(48)	(62)
Non-GAAP income from continuing operations	$52	$59	$192	$199
GAAP diluted earnings (loss) per share from continuing operations	$0.35	$0.56	$(4.46)	$0.98
Total adjustments from non-GAAP income from continuing operations, above	0.34	0.14	7.02	1.38
Non GAAP diluted earnings per share from continuing operations	$0.69	$0.70	$2.56	$2.36
Diluted shares (for computing Non-GAAP EPS)	75	84	75	83

* Calculation uses an estimated effective tax rate on non-GAAP tax deductible adjustments.